Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED

BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY

CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (including all annexes, exhibits and schedules attached hereto, including the Term Sheet (defined below), in each case, as may be amended, modified or supplemented from time to time, this “RSA” or this “Agreement”), dated as of January 24, 2020, is entered into by and among Key Energy Services, Inc., a Delaware corporation (the “Company”), Key Energy Services, LLC, a Texas limited liability company (“Key Energy LLC”, and together with the Company, collectively, “Borrowers” or “Borrower”), and, severally and not jointly, each lender that is a holder of Term Loans (as defined below) listed on Schedule 1 and party hereto (each, a “Supporting Term Lender”) and Cortland Products Corp., as agent under the Term Loan Agreement (defined below) (in such capacity, the “Agent”).

The Borrowers and each Supporting Term Lender are referred to herein individually as a “Party”, and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Term Loan Agreement.

RECITALS

WHEREAS, the Borrowers and the Supporting Term Lenders are parties to that certain Term Loan and Security Agreement, dated as of December 15, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among the Borrower, the lenders party thereto and the Agent;

WHEREAS, the Borrowers are obligors under the Term Loan Agreement in the aggregate outstanding principal amount of $243,125,000 as of the date hereof, plus accrued and unpaid interest thereon and any fees or other amounts owing thereunder, and the Supporting Term Lenders, in the aggregate, hold approximately $241,909,374.87 (99.5%) of the aggregate outstanding principal amount of the term loans under the Term Loan Agreement (the “Term Loans”);

WHEREAS, the Parties have negotiated in good faith and at arms’ length an out- of-court transaction that will effectuate a financial restructuring (the “Restructuring”) of the Company’s capital structure and financial obligations, on the terms and conditions set forth in the Summary of Terms and Conditions of Restructuring Transaction (the “Term Sheet”) attached hereto as Exhibit A; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the Restructuring, including with respect to the good faith cooperation in consummating a series of transactions (the “Restructuring Transaction”) on the terms and conditions consistent with the Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1.    Effectiveness; Entire Agreement. This Agreement shall become effective and binding upon each of the Parties upon the execution and delivery of counterpart signature pages to this Agreement by the Company and the Supporting Term Lenders (such date, the “RSA Effective Date”).

(b) This RSA, including all exhibits and schedules attached hereto (inclusive of exhibits thereto), and together with the non-disclosure and confidentiality agreements among the Parties, the Forbearance Agreement, dated as of October 29, 2019, among the Borrowers, the Agent and the Supporting Term Lenders (as amended, modified or supplemented, the “Forbearance Agreement”), and Letter re: Fees and Expenses of Counsel to the Ad Hoc Group among Davis Polk & Wardwell LLP and the Company (the “DPW Reimbursement Letter”), constitutes the entire agreement of the Parties as of the date of this Agreement with respect to the subject matter hereof and supersedes all prior negotiations and documents reflecting such prior negotiations between and among the Parties (and their respective advisors), with respect to the Restructuring. In the event the terms and conditions set forth in the Term Sheet and this Agreement (exclusive of the Term Sheet) are inconsistent, the terms and conditions set forth in the Term Sheet shall govern.

2.    Material Covenants of All Parties. For so long as this Agreement has not been validly terminated, each Party severally and not jointly agrees to:

(a)    support and cooperate with each other Party in good faith and coordinate its activity in connection with, and otherwise use its commercially reasonable best efforts to consummate, the Restructuring as soon as reasonably practicable, but in all cases, consistent with the Term Sheet;

(b)    use its commercially reasonable best efforts and work in good faith to (i) negotiate definitive documents implementing, achieving and relating to the Restructuring, as soon as reasonably practicable, but in all cases, consistent with the Term Sheet, including (A) the New Term Loan Agreement, New Warrants, Shareholders’ Agreement, MIP (each as defined in the Term Sheet), an exchange agreement pursuant to which each Supporting Term Lender will exchange all of the Term Loans held by such Supporting Term Lender for equity interests in the Company and $20 million of New Term Loan (as defined in the Term Sheet) (the “Exchange”), amendments to, or a replacement of, the ABL Credit Agreement, and other corporate governance agreements and (B) such other related documents and ancillary agreements required to implement the Restructuring (collectively (A) and (B), such documents, in each case, which shall contain terms and conditions consistent, in all material respects, with the Term Sheet, and, if not expressly specified therein, in form and substance satisfactory to the Borrowers and Supporting Term Lenders holding at least 66.6% of the Term Loans held by the Supporting Term Lenders (the “Required Supporting Term Lenders”), and as may be amended, modified or supplemented only in accordance with the terms of this Agreement, the “Definitive Restructuring Documents”), and (ii) duly execute and deliver (to the extent it is a party thereto) the Definitive Restructuring Documents and otherwise support and seek to effect the actions and transactions contemplated thereby, as soon as reasonably practicable;

(c)    support and use its commercially reasonable best efforts to (i) consummate the Restructuring and all transactions contemplated by the Term Sheet or the Definitive Restructuring Documents, to which it is a party, as soon as reasonably practicable, (ii) take any and all reasonably necessary actions in furtherance of the Restructuring and the transactions contemplated by the Term Sheet or the Definitive Restructuring Documents, and (iii) if applicable, obtain (solely as it relates to such Party) any and all required regulatory and/or third party approvals necessary to consummate the Restructuring, including any approvals required under antitrust laws;

(d)    not take any action that is inconsistent with, or is intended to frustrate, delay or impede in any respect the timely consummation of the transactions contemplated by the Term Sheet or Definitive Restructuring Documents; and

(e)    not challenge the validity or enforceability of this Agreement in any way, including by commencing, directly or indirectly, any legal proceeding.

3.    Additional Covenants of the Supporting Term Lenders. For so long as this Agreement has not been validly terminated as to such Supporting Term Lender, each Supporting Term Lender agrees, severally but not jointly, so long as it remains the legal owner or beneficial owner of any interest in, or claim to, the Term Loans, to:

(a)    not, directly or indirectly, (i) object to, delay, impede, or take any other action to interfere with the implementation or consummation of the Restructuring, (ii) seek, solicit, support, encourage, or consent to any restructuring or reorganization for the Company that is inconsistent with the Term Sheet or the Definitive Restructuring Documents in any respect, or (iii) otherwise support any other transaction that is inconsistent with the Term Sheet or the Definitive Restructuring Documents;

(b)    support the implementation and consummation of the Exchange subject to and in accordance with the terms hereof and the Shareholder Approval (as defined below); and

(c)    not (A) sell, pledge, assign, transfer, permit the participation in, or otherwise dispose of any ownership (including any beneficial ownership) in the Term Loans, as the case may be, set forth on Schedule 1 hereto, in whole or in part or (B) grant any proxies or deposit any of such Supporting Term Lender’s interests in the Term Loans, as the case may be, set forth on Schedule 1 hereto into a voting trust, or enter into a voting agreement with respect to any such interest (collectively, the actions described in clauses (A) and (B), a “Transfer”).

Any Transfer made in violation of this provision shall be void ab initio. Notwithstanding the foregoing, (a) any Supporting Term Lender may Transfer to (i) any other Supporting Term Lender or (ii) any transferee that executes and delivers to the Company a Transfer Agreement substantially in the form of Exhibit B to this Agreement concurrently with such transfer. This RSA and the obligations of each Supporting Term Lenders hereunder with respect to the Term Loans held by such Supporting Term Lender shall apply to any Term Loans acquired by such Supporting Term Lender after the date hereof.

4.    Additional Covenants of the Company.

For so long as this Agreement has not been validly terminated, the Company shall:

(a)    (i) promptly notify counsel to the Supporting Term Lenders of any inquiries, proposals or offers to purchase any substantial assets or properties of the Company or to make any material investment in the Company or to provide the Company with debt or equity financing and (ii) thereafter, keep counsel to the Supporting Term Lenders promptly and reasonably informed of the progress of any related discussions or negotiations;

(b)    use its commercially reasonable efforts to provide a Supporting Term Lender with any information that is reasonably requested by such Supporting Term Lender or is reasonably necessary to consummate the Restructuring Transaction;

(c)    use its commercially reasonable best efforts to preserve intact its material present business organization and maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations;

(d)    pay reasonable and documented fees and expenses incurred by the Supporting Term Lenders in connection with the transactions contemplated by the Restructuring and consistent with the Term Sheet, which, in the case of legal fees, shall be limited to (i) the reasonable and documented fees and expenses of Davis Polk & Wardwell LLP, as counsel to the Supporting Term Lenders, in accordance with the DPW Reimbursement Letter and (ii) the reasonable and documented fees and expenses of Milbank LLP (“Milbank”), as advisor to Tennenbaum Capital Partners, LLC., provided that Milbank’s fees or expenses shall be capped at $100,000 in the aggregate and the Company shall not be responsible for any fees or expenses of Milbank incurred after January 14, 2020, and, in the case of other advisors, shall be limited to the fees and expenses of Perella Weinberg Partners LP payable pursuant to the letter agreement, dated as of October 21, 2019, between Perella Weinberg Partners LP, the Company and certain of the Supporting Term Lenders; and

(e)    prepare such proxy statements, information statements or other disclosure documents with respect to solicitations of the Company’s existing stockholders necessary or advisable to implement the Exchange and other matters contemplated by the Term Sheet in each case in accordance with the terms of the Term Sheet (the “Shareholder Approval”), including providing any and all information reasonably required in connection therewith.

Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or otherwise in the ordinary course of business consistent with past practice, the Company shall not, without the prior written consent of the Required Supporting Term Lenders:

(i)    amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(ii)    split, combine or reclassify any shares of capital stock of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company equity securities;

(iii)    issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company equity securities or amend any term of any Company equity security (in each case, whether by merger, consolidation or otherwise);

(iv)    enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any successor thereto or that could, after the Restructuring Transaction is consummated, limit or restrict in any material respect the Company or any of its subsidiaries, from engaging or competing in any line of business, in any location or with any person or waive, release or assign any material rights, claims or benefits of the Company;

(v)    make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any tax returns or file claims for material tax refunds, enter any material closing agreement, settle any material tax claim, audit or assessment, or surrender any right to claim a material tax refund, offset or other reduction in tax liability; or

(vi)    enter into agreement to do any of the foregoing;

5.    Mutual Representations and Warranties of All Parties. Each Party, severally but not jointly, represents and warrants to each of the other Parties that, as of the date hereof:

(a)    it has all requisite power and authority to enter into this RSA and to carry out the transactions contemplated hereby, and perform its obligations hereunder;

(b)    the execution and delivery of this RSA and the performance of its obligations hereunder have been duly authorized by all necessary action on its part; and

(c)    this RSA constitutes the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

6.    Additional Representations and Warranties by the Supporting Term Lenders. Each Supporting Term Lender (solely on its own behalf and not on behalf of any other Supporting Term Lender), severally but not jointly, represents and warrants, as of the date hereof that:

(a)    Holdings by the Supporting Term Lenders. With respect to the holding of the Term Loans listed on Schedule 1 hereto opposite its name, such Supporting Term Lender (i) either (A) is the sole beneficial owner of the full amount of such Term Loans as set forth herein or (B) has sole investment or voting discretion with respect to the full amount of such Term Loan Loans as set forth herein and has the power and authority to bind the beneficial owners of such Term Loans to the terms of this RSA and (ii) has all requisite power and authority to act on, and consent to matters concerning, such Term Loans and to dispose of, exchange, assign, and transfer such Term Loans, including the power and authority to execute and deliver this RSA and to perform its obligations hereunder, in each case, subject to any ordinary course financing arrangements a Supporting Term Lender may have with respect to such Term Loans;

(b)    No Transfers. With respect to the Term Loans, held by each Supporting Term Lender as set forth on Schedule 1 hereto, such Supporting Term Lender has made no Transfer;

(c)    Sufficiency of Information Received. Such Supporting Term Lender has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for such Supporting Term Lender to evaluate the financial risks inherent in the Restructuring and accept the terms and conditions of the Term Sheet;

(d)    Knowledge and Experience. Such Supporting Term Lender (i) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Company that it considers sufficient and reasonable for purposes of entering into this Agreement and (ii) is not relying on any advice from any other Supporting Term Lender or their respective affiliates and that no other Supporting Term Lender or its respective affiliates is acting as a financial advisor, agent, underwriter or broker to such Supporting Term Lender or any of its affiliates or otherwise on behalf of such Supporting Term Lender or any of its affiliates in connection with the transactions contemplated by this Agreement or the agreements entered into in connection herewith;

(e)    No Conflicts (Contracts). The execution, delivery and performance by such Supporting Term Lender of this Agreement and the transactions contemplated by the Term Sheet or Definitive Restructuring Documents does not and shall not conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which such Supporting Term Lender is a party, except to the extent any such breach or default would not be expected to have a material adverse effect on such Supporting Term Lender’s business or materially delay consummation of the Restructuring;

(f)    Governmental Approvals. The execution, delivery and performance by such Supporting Term Lender of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except as may be required for approval of the transactions contemplated by the Term Sheet and the Definitive Restructuring Documents pursuant to applicable antitrust laws, and except as would not otherwise have a material adverse effect on the Restructuring; and

(g)    No Conflicts (Laws and Organizational Documents). The execution, delivery, and performance of this Agreement does not (i) violate any provision of law, rule, or regulations applicable to such Supporting Term Lender or (ii) violate such Supporting Term Lender’s certificate of incorporation, limited liability company agreement, by-laws, or other organizational documents.

7.    Additional Representations and Warranties by the Borrower. Each Borrower represents and warrants, as of the date hereof that:

(a)    No Conflicts (Contracts). The execution, delivery and performance by such Borrower of this Agreement and the transactions contemplated by the Term Sheet or Definitive Restructuring Documents does not and shall not conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which such Borrower is a party, except (i) the defaults under the ABL Credit Agreement and the Term Loan

Credit Agreement that such Borrower has obtained a waiver or forbearance of, which such waiver or forbearance remains in effect, and/or (ii) to the extent any such breach or default would not be expected to have a material adverse effect on such Borrower’s business or materially delay consummation of the Restructuring;

(b)    Governmental Approvals. Subject to the accuracy of Section 6(f), the execution, delivery and performance by such Borrower of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except as may be necessary or required (i) for filings in connection with the Shareholder Approval and any other filings pursuant to the Securities Exchange Act of 1934, as amended, (ii) filings in connection with perfecting security interests in respect of the New Term Loan Agreement and the ABL Credit Agreement, (iii) for filings pursuant to applicable state securities or “blue sky” laws, and (iv) for approval of the transactions contemplated by this Agreement, the Term Sheet and the Definitive Restructuring Documents pursuant to applicable antitrust laws, and except as would not otherwise have a material adverse effect on the consummation of the Restructuring;

(c)    No Conflicts (Laws and Organizational Documents). The execution, delivery, and performance of this Agreement does not (i) violate any provision of law, rule, or regulations applicable to such Borrower, including any applicable state securities or “blue sky” laws or (ii) violate such Borrower’s certificate of incorporation or by-laws; and

(d)    No Defaults. As of the date hereof, no Default or Event of Default has occurred and is continuing under the Term Loan Credit Agreement other than the Specified Defaults.

8.    Termination of Obligations. This Agreement shall terminate immediately and automatically and all of the obligations of the Parties shall be of no further force or effect upon the occurrence of any of the following events: (i) the consummation of the Restructuring Transaction and the execution and delivery of the Definitive Restructuring Documents, (ii) the issuance by any governmental authority, any court or any regulatory authority, in each case having competent jurisdiction, of an order or decree enjoining the Restructuring or declaring this Agreement to be unenforceable, as the case may be, (iii) the Borrowers and the Required Supporting Term Lenders mutually agree to such termination in writing, or (iv) this Agreement is terminated pursuant to paragraph (b) or (c) of this Section 8.

(b)    The Borrowers may, in their discretion, terminate this Agreement by written notice to the other Parties, upon the occurrence of any of the following events:

(i)    the Restructuring Transaction has not been consummated within 75 days after the RSA Effective Date;

(ii)    within three (3) Business Days after the giving of written notice by the Borrowers to the Supporting Term Lenders of a determination by the board of directors of the Company (the “Board”), in good faith, based on the advice of its outside counsel, that proceeding with the Restructuring and pursuit of the Restructuring Transaction would be inconsistent with the Board’s fiduciary obligations under applicable law;

(iii)    a breach by one or more Supporting Term Lenders of its or their material obligations, representations or warranties hereunder, which breach is not cured within five (5) Business Days after the giving of written notice by the Borrowers of such breach to such Supporting Term Lender or Supporting Term Lenders and counsel to the Supporting Term Lenders; or

provided that, upon a termination of this Agreement by the Borrowers pursuant to Section 8(b), (x) all obligations of the Supporting Term Lenders hereunder shall immediately terminate without further action or notice by such Supporting Term Lenders, and (y) the Borrowers (and its directors, officers, employees, advisors, subsidiaries, and representatives) shall not have or incur any liability under this Agreement or otherwise solely on account of such termination.

(c)    This Agreement may be terminated by the Required Supporting Term Lenders by written notice to the other Parties upon the occurrence of any of the following events:

(i)    the Restructuring Transaction has not been consummated within 75 days after the RSA Effective Date;

(ii)    upon the occurrence of a Forbearance Termination Event (as defined in the Forbearance Agreement);

(iii)    upon receipt by the Supporting Term Lenders of a notice delivered by the Borrowers pursuant to Section 8(b)(ii) hereof;

(iv)    Company files or publicly announces that it will file, join in or support any plan of reorganization, including any in-court bankruptcy proceeding, other than as contemplated by the Term Sheet without the prior written consent of the Required Supporting Term Lenders; or

(v)    a breach by any Borrower of its material obligations, representations or warranties hereunder, which breach is not cured within five (5) Business Days after the giving of written notice by counsel for the Supporting Term Lenders to the Borrowers.

(d)    This Agreement shall terminate solely as to any Supporting Term Lender on the date on which such Supporting Term Lender has transferred all (but not less than all) of its Term Loans in accordance with Section 3 of this Agreement.

(e)    No Party may seek to terminate or terminate this Agreement based upon any default, failure of a condition, or right of termination in this Agreement arising (directly or indirectly) out of its own actions or omissions.

(f)    If this Agreement is terminated as to any Party pursuant to this Section 8, this Agreement shall forthwith become void and of no further force or effect, each such Party shall be released from its commitments, undertakings and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any such Party, provided that (i) each such Party shall have all rights and remedies available to it under applicable law (for all matters unrelated to this Agreement); (ii) any and all consents tendered by the terminating Supporting Term Lenders prior to such termination shall be deemed, for all purposes, automatically to be null and void ab initio; (iii) in no event shall any such termination relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination (including any reimbursement obligations incurred prior to the date of such termination); and (iv) in no event shall any such termination relieve any Party from its obligations under this Agreement which expressly survive any such termination pursuant to Section 20 hereof.

9.    Forbearance. The Parties agree, and the Agent acknowledges, that the Forbearance Agreement shall continue to remain in full force and effect for as long as this Agreement has not been validly terminated, subject to Section 9(b) below.

(b)    Effective as of the RSA Effective Date, the Forbearance Agreement is hereby amended as follows:

(i)    Section 3(a) of the Forbearance Agreement is hereby amended by replacing the reference to “January 31, 2020” with “the date on which the Restructuring Support Agreement, dated as of January 24, 2020, among the Borrowers, the Agent and the Lender Parties party thereto, is validly terminated in accordance with Section 8 thereof” (such date, the “Termination Date”).

(ii)    The definition of “Specified Default” is expanded to include, in addition to any Specified Defaults in existence immediately prior to the RSA Effective Date:

a.

any Default or Event of Default arising from the Borrowers’ failure to pay any scheduled payment of principal, interest or fees with respect to the Term Loans, required to be made pursuant to the Term Loan Agreement prior to the Termination Date (it being understood that any such amounts shall be deferred and shall become due and payable in the event this Agreement is validly terminated without the Restructuring Transaction having been consummated and the Definitive Restructuring Documents having been executed), including any cross-default arising as a result of any Default or Event of Default under the ABL Credit Agreement caused by any of the foregoing; and

b.

any Default or Event of Default arising solely from (x) the negotiation, execution, implementation or consummation of this RSA or the Definitive Restructuring Documents or any of the actions or transactions contemplated thereby; or (y) any cross-default arising as a result of any Default or Event of Default under the ABL Credit Agreement caused by the negotiation, execution, implementation or consummation of the RSA or the Definitive Restructuring Documents, or any of the actions or transactions contemplated thereby.

(c)    Effective as of the RSA Effective Date, any requirement in any confidentiality agreement between the Company and any Supporting Term Lender that requires “cleansing” disclosures or similar provisions are hereby waived until the Termination Date.

(d)    The execution, delivery and effectiveness of this Agreement, including this Section 9, shall not operate as a waiver of any right, power or remedy of any Supporting Term

Lender under any of the Loan Documents nor constitute a waiver of any provision of any of the Loan Documents, other than as expressly set forth in the Forbearance Agreement (as amended hereby) and this Section 9. On and after the RSA Effective Date, this Agreement shall for all purposes constitute a Loan Document.

(e)    Execution of this Agreement by the Required Lenders constitutes a direction by the Required Lenders that the Agent, in accordance with this Agreement, act or refrain from acting. Each Supporting Term Lender agrees that the Agent shall not be required to act against the Company or any of its subsidiaries that are Obligors under the Term Loan Credit Agreement if such action is contrary to the terms of this Agreement. In no event shall any discretionary obligations or duties be construed against the Agent hereunder.

10.    Counterparts. This Agreement and any amendments, waivers, consents, or supplements hereto or in connection herewith may be executed in multiple counterparts and delivered by electronic mail (in “.pdf” or “.tif” format), facsimile or otherwise, each of which shall be deemed to be an original for the purposes of this Agreement and all of which taken together shall constitute one and the same Agreement.

11.    No Solicitation and Acknowledgements. Notwithstanding anything to the contrary in this Agreement, each Party acknowledges that no securities of the Company are being offered or sold hereby and this Agreement neither constitutes an offer to sell nor a solicitation of an offer to buy any securities of the Company.

12.    Time is of the Essence. The Parties acknowledge and agree that time is of the essence, and that they must each use commercially reasonable best efforts to effectuate and consummate the Restructuring as soon as reasonably practicable.

13.    Governing Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(b)    By its execution and delivery of this Agreement, each Party hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought solely in either a state or federal court of competent jurisdiction in the County of New York in the State of New York. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.

14.    Relationship Among Parties; No “Group”. It is understood and agreed that no Supporting Term Lender has any duty of trust or confidence of any kind or form with respect to any other Supporting Term Lender and, except as expressly provided in this Agreement, there are no commitments between or among them. No prior history, pattern or practice of sharing confidences between or among the Supporting Term Lenders or the Borrowers shall in any way affect or negate this Agreement. No Supporting Term Lender shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) with any of the other Supporting Term Lenders..

15.    Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by email or overnight courier.

(a)    If to the Supporting Term Lenders, or counsel to the Supporting Term Lenders, to counsel at:

Derek Dostal

Damian Schaible

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Derek.Dostal@davispolk.com

Damian.Schaible@davispolk.com

(b) If to the Borrowers, to:

Katherine Hargis

Vice President, Chief Legal Officer and Secretary

Key Energy Services, Inc.

1301 McKinney Street, Suite 1800

Houston, Texas 77010

khargis@keyenergy.com

With a courtesy copy (that does not constitute notice) to:

Alison Ressler

Ari Blaut

Pat Brown

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

resslera@sullcrom.com

blauta@sullcrom.com

brownp@sullcrom.com

16.    Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision survives to the extent it is not so declared, and all of the other provisions of this Agreement remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

17.    Mutual Drafting. This Agreement is the result of the Parties’ joint efforts, and each of them and their respective counsel have reviewed this Agreement and each provision hereof has been subject to the mutual consultation, negotiation, and agreement of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and therefore there shall be no construction against any Party based on any presumption of that Party’s involvement in the drafting thereof.

18.    Headings. The headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no headings had been used in this Agreement.

19.    Waivers and Amendments. Notwithstanding anything to the contrary contained herein, this Agreement, including any exhibits and schedules hereto (including any provision in the Term Sheet and any exhibits and schedules thereto) may not be changed, modified, amended, or supplemented, nor shall any provision or requirement hereof be waived, without the prior written agreement (which may include electronic mail by counsel to the applicable parties) of the Borrowers and the Required Supporting Term Lenders; provided, that (a) the definition of Required Supporting Term Lenders; (b) the provisions of this Section 19; and (c) the following sections of the Term Sheet: (i) Treatment of Existing Debt, (ii) Governance, and (iii) the Credit Facilities, Maturity, Interest Rate, and Initial Payment sections identified in the New Term Facility Term Sheet Summary, shall not be amended or modified without the consent of all Supporting Term Lenders; provided, further that, any changes, modifications, amendments, supplements or waivers and any proposed change, modification, amendment or supplement to, or waiver of, any provision of this Agreement and any terms in the Term Sheet that would or would reasonably be expected to materially and adversely affect any Supporting Term Lender in a manner that is disproportionate to any other Supporting Term Lender or the Supporting Term Lenders as a whole, may not be made without the prior written consent of the Borrowers and each Supporting Term Lender that would be so affected.

20.    Specific Performance.

It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement by any Party, that such breach may represent irreparable harm, and that each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party or their representatives be liable to any other Party hereunder for any punitive, incidental, consequential, special or indirect damages, including the loss of future revenue or income or opportunity, relating to the breach or alleged breach of this Agreement.

21.    Indemnification.

The Company hereby agrees to indemnify each Supporting Term Lender for reasonable and documented out-of-pocket fees and disbursements of one firm of counsel and one local counsel for all such Supporting Term Lenders, taken as a whole (and, solely in the case of an actual conflict of interest between Supporting Term Lenders, one (1) additional counsel to the affected Supporting Term Lenders) incurred by the Supporting Term Lenders in connection with the defense of any claims, causes of action, lawsuits or other legal or threatened legal actions, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations) on common law or equitable cause or on contract or otherwise, asserted against such Supporting Term Lender, in any manner arising from or related in any way to the transactions or events giving rise to, or any claim that is treated as rising under, the Exchange or the negotiation, formulation, or preparation of this Agreement, the Definitive Restructuring Documents or the related documents, guarantees, security documents, agreements, instruments, or other documents.

22.    Disclosure.

The Borrowers shall submit drafts to the advisors to the Supporting Term Lenders of any press releases and public documents that constitute the disclosure of the existence or terms of this Agreement at least one calendar day or as soon as reasonably practicable prior to making any such disclosure, and the Borrowers shall consult with such advisors in good faith regarding the form and substance of such disclosure(s). No Party or its advisors shall disclose to any person or entity the amount or percentage of any claims or other interests held by, or the identity of, any Supporting Term Lender without such Supporting Term Lender’s prior written consent, provided that the Borrowers may disclose such information to the extent necessary pursuant to law, regulation, legal process, securities law disclosure requirements, or at the request of any regulatory authority, self-regulatory authority or other applicable judicial or governmental order or other legally compulsory act.

23.    Survival.

Notwithstanding the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in this Section 23 and Sections 1(b), 10, 11, 12, 13, 14, 16, 17, 18, 20, 21, and 22 shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, this RSA has been duly executed as of the date first above written.

KEY ENERGY SERVICES, INC.

By:	/s/ J. Marshall Dodson
Name:	J. Marshall Dodson
Title:	Interim Chief Executive Officer, Senior Vice President and Chief Financial Officer

KEY ENERGY SERVICES, LLC.

By:	/s/ J. Marshall Dodson
Name:	J. Marshall Dodson
Title:	Interim Chief Executive Officer, Senior Vice President and Chief Financial Officer

CORTLAND PRODUCTS CORP., as Agent solely as it relates to the terms of Section 9

By	/s/ Matthew Trybula
	Name:	Matthew Trybula
	Title:	Associate Counsel

SPECIAL SITUATIONS INVESTING GROUP, INC., as a Lender

By	/s/ Lee D. Becker
	Name:	Lee D. Becker
	Title:	Authorized Signatory

BLUEMOUNTAIN FOINAVEN MASTER FUND L.P., as a Lender

By	/s/ David O’Mara
	Name:	David O’Mara
	Title:	Deputy General Counsel

BLUE MOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P., as a Lender

By	/s/ David O’Mara
	Name:	David O’Mara
	Title:	Deputy General Counsel

BLUEMOUNTAIN GUADALUPE PEAK FUND L.P., as a Lender

By	/s/ David O’Mara
	Name:	David O’Mara
	Title:	Deputy General Counsel

BLUEMOUNTAIN LOGAN OPPORTUNITIES FUND L.P., as a Lender

By	/s/ David O’Mara
	Name:	David O’Mara
	Title:	Deputy General Counsel

BLUEMOUNTAIN MONTENVERS MASTER FUND SCA SICAV-SIF, as a Lender

By	/s/ David O’Mara
	Name:	David O’Mara
	Title:	Deputy General Counsel

BLUEMOUNTAIN SUMMIT TRADING L.P., as a Lender

By	/s/ David O’Mara
	Name:	David O’Mara
	Title:	Deputy General Counsel

BLUEMOUNTAIN TIMBERLINE LTD., as a Lender

By	/s/ David O’Mara
	Name:	David O’Mara
	Title:	Deputy General Counsel

BLUEMOUNTAIN KICKING HORSE FUND L.P., as a Lender

By	/s/ David O’Mara
	Name:	David O’Mara
	Title:	Deputy General Counsel

TENNENBAUM ENERGY OPPORTUNITIES CO, LLC TCP WATERMAN CLO, LLC TENNENBAUM SENIOR LOAN OPERATING III, LLC TENNENBAUM SENIOR LOAN FUNDING III, LLC TENNENBAUM SENIOR LOAN FUND V, LLC

as Lenders

On behalf of each of the above entities:

By:	TENNENBAUM CAPTIAL PARTNERS, LLC
Its:	Investment Manager

By	/s/ Michael Leitner
	Name:	Michael Leitner
	Title:	Managing Director

TCP ENHANCED YIELD FUNDING I, LLC

As Lender

By:	Tennenbaum Enhanced Yield Operating I, LLC
Its:	Sole Member

By:	Tennenbaum Capital Partners, LLC
Its:	Investment Manager

By	/s/ Michael Leitner

Name:	Michael Leitner
Title:	Managing Director

SOTER CAPITAL, LLC, as a Lender

By	/s/ Mary Ann Sigler
Name:	Mary Ann Sigler
Title:	President and Treasurer

WHITEBOX ASYMMETRIC PARTNERS, L.P., as a Lender
By: Whitebox Advisors LLC its investment manager

By	/s/ Luke Harris

Name:	Luke Harris
Title:	General Counsel – Corporate, Transactions & Litigation

WHITEBOX CAJA BLANCA FUND, LP, as a Lender
By:WHITEBOX CAJA BLANCA GP LLC its general partner
By: WHITEBOX ADVISORS LLC its investment manager

By	/s/ Luke Harris

Name:	Luke Harris
Title:	General Counsel – Corporate, Transactions & Litigation

WHITEBOX RELATIVE VALUE PARTNERS, L.P., as a Lender
By: WHITEBOX ADVISORS LLC its investment manager

By	/s/ Luke Harris

Name:	Luke Harris
Title:	General Counsel – Corporate, Transactions & Litigation

WHITEBOX CREDIT PARTNERS, L.P., as a Lender
By: WHITEBOX ADVISORS LLC its investment manager

By	/s/ Luke Harris

Name:	Luke Harris
Title:	General Counsel – Corporate, Transactions & Litigation

WHITEBOX MULTI-STRATEGY PARTNERS, L.P., as a Lender
By: Whitebox Advisors LLC its investment manager

By	/s/ Luke Harris

Name:	Luke Harris
Title:	General Counsel – Corporate, Transactions & Litigation

SCHEDULE 1

HOLDINGS OF SUPPORTING TERM LENDERS

Supporting Term Lender	Principal Amount of Term Loan
SPECIAL SITUATIONS INVESTING GROUP, INC.	$	[***]
BLUEMOUNTAIN FOINAVEN MASTER FUND L.P.		[***]
BLUEMOUNTAIN CREDITALTERNATIVES MASTER FUND L.P.		[***]
BLUEMOUNTAIN GUADALUPE PEAK FUND L.P.		[***]
BLUEMOUNTAIN LOGAN OPPORTUNITIES FUND L.P.		[***]
BLUEMOUNTAIN MONTENVERS MASTER FUND SCA SIC AV-SIF		[***]
BLUEMOUNTAIN SUMMIT TRADING L.P.		[***]
BLUEMOUNTAIN TIMBERLINE LTD.		[***]
BLUEMOUNTAIN KICKING HORSE FUND L.P.		[***]

TENNENBAUM ENERGY OPPORTUNITIES CO, LLC

TCP WATERMAN CLO, LLC

TENNENBAUM SENIOR LOAN OPERATING III, LLC

TENNENBAUM SENIOR LOAN FUNDING III, LLC

TENNENBAUM SENIOR LOAN FUND V, LLC

TCP ENHANCED YIELD FUNDING I, LLC

[***]
SOTER CAPITAL, LLC		[***]
WHITEBOX ASYMMETRIC PARTNERS, L.P.		[***]
WHITEBOX CAJA BLANCA FUND, LP		[***]
WHITEBOX RELATIVE VALUE PARTNERS, L.P.		[***]
WHITEBOX CREDIT PARTNERS, L.P.		[***]
WHITEBOX MULTI-STRATEGY PARTNERS, L.P.		[***]

Total		$241,909,374.87

Exhibit A

Term Sheet

KEY ENERGY SERVICES, INC.

SUMMARY OF TERMS AND CONDITIONS OF RESTRUCTURING TRANSACTION

Company:	Key Energy Services, Inc., a Delaware corporation (the “Company”).

Implementation of Restructuring and Required Approvals	The Restructuring shall be implemented as a private, out of court transaction and structured in a tax and cost efficient manner for the Company.

Platinum Equity Advisors, LLC (together with its controlled affiliates, “Platinum”) shall vote (or provide written consent in lieu of a shareholder vote) to approve the Restructuring, with further amendments to corporate charter and bylaws consistent with the provisions of the Governance annex attached hereto.

Subject to fiduciary duties, no M&A transaction shall be effected during the interim period between the agreement of this term sheet and the closing of the transaction (the “Closing”) without the affirmative consent of the Required Consenting Term Lenders.

Treatment of ABL Facility:

The Loan and Security Agreement, dated as of December 15, 2016 (as amended, modified or supplemented from time to time, the “ABL Credit Agreement”), shall be amended and restated or refinanced on terms to be mutually agreed.

Company to negotiate in good faith with existing ABL lenders to reduce the Minimum Availability Covenant (as defined in the ABL Credit Agreement), increase advance rates and allow for additional collateral to be introduced as eligible collateral for purposes of the borrowing base (such collateral to be agreed).

Treatment of Existing Debt:

Supporting Term Lenders shall exchange all of their Term Loans into newly issued common shares of the Company representing 97% of the Company’s equity interest (subject to dilution by the New Warrants and MIP (each as defined below)) and Supporting Term Lenders shall receive $20 million of term loans under the New Term Facility (as defined below, and such exchanged term loans, the “Exchange Term Loans”) on a pro rata basis;

1

provided, that each Supporting Term Lender may allocate the Exchange Term Loans in its sole discretion among all accounts and funds managed by such Supporting Term Lender or any affiliate of such Supporting Term Lender.

If the exchange closes with 100% participation, the shares issued to the Supporting Term Lenders will not change.

Treatment of Unsecured Claims:	Trade and other unsecured obligations shall be unimpaired and paid or satisfied in the ordinary course of business.

Treatment of Existing Equity Holders:	Existing equity holders continue to hold at least 3% of the outstanding shares of the Company pro forma for the exchange of the Term Loan (subject to dilution by the New Warrants and MIP).

Two series of warrants (the “New Warrants”) with a: i) four-year exercise period for 10.0% of the common shares of the Company on an as-exercised basis (after giving effect to the exercise of all New Warrants, but subject to dilution by the MIP) with a strike price equal to an equity value of par plus accrued interest (at the default contract rate) of the Term Loan and ii) four-year exercise period for 7.5% of the common shares of the Company on an as-exercised basis (after giving effect to the exercise of all New Warrants, but subject to dilution by the MIP) with a strike price equal to an equity value of par plus accrued interest (at the default contract rate) of the Term Loan multiplied by 1.50.

New Warrants will be subject to customary Black- Scholes protections, based on pre-agreed parameters to be applied to the Black-Scholes formula, in case of a change-of-control sale or similar transaction during the term of the warrants, with any payments under such protections to be capped at $10 million and subject to sun setting provisions after 18 months.

All transactions trigger Black Scholes protections if cash consideration exceeds 10% of proceeds.

2

Treatment of Existing Warrant Holders:	Treatment to be mutually agreed, subject to compliance with agreements governing the Warrants

New Term Loan:	$51,214,995.13 facility (the “New Term Facility”), which includes $1,214,995.13 of existing term loans.

Terms of the New Term Facility are outlined in the “New Term Facility Term Sheet Summary.”

New Term Facility to be made available to all Supporting Term Lenders on a pro rata basis. Backstop for funding as follows:

$7.5 million of the New Money Term Loan (as defined below) to be provided by Platinum, remaining amount of New Money Term Loan to be provided by all Supporting Term Lenders (including Platinum) on a pro rata basis.

New Employee Equity Plan:

The “Managing Incentive Plan” or “MIP”. Terms to be mutually agreed, but to represent up to 9% of the newly issued common shares of the Company. Day-1 allocations and amounts reserved for future issuances to be mutually agreed.

Such MIP to be subject to key employees, the list of which to be mutually agreed, entering into waivers to applicable severance agreements providing that the out-of-court transaction will not constitute a “change in control” for purposes of such agreements, which waivers will be in a form satisfactory to the Supporting Term Lenders.

Board, Governance And Listing:	Governance terms outlined in the Governance section of this Term Sheet.

3

Releases:

The documentation for the Restructuring shall include customary mutual releases in favor of the Company, the Supporting Term Lenders (in all capacities, including as equity holders), the Term Loan Agent and each of their respective current and former directors, officers, shareholders, employees, advisors, partners, legal counsel and agents.

Documentation shall also include appropriate indemnification provisions by the Company of any post-closing costs / liabilities of the Supporting Term Lenders and the Term Loan Agent.

Governing Law:	The documentation for the Restructuring shall be governed by the laws of the state of New York.

Fees and Expenses:

The reasonable fees and expenses incurred by the Supporting Term Lenders (including the fees and expenses of Perella Weinberg Partners (“PWP”), Davis Polk & Wardwell LLP (“Davis Polk”), the Term Loan Agent and Milbank LLP (“Milbank”), counsel to Tennenbaum Capital Partners, LLC (“BlackRock”); provided that Milbank’s fees shall be capped at $100,000 and the Company shall not be responsible for any fees of Milbank incurred after January 14, 2020) in connection with the transactions contemplated by this Term Sheet shall be paid by the Company

Closing Conditions:	Company to deliver to lenders under the Term Loan Agreement the results of the HilCo Appraisal (but the results of such appraisal shall not be a condition precedent to the Restructuring).

Delivery of proxy statement or information statement pursuant to SEC rules.

Resignation of number of existing directors to give effect to board appointment right described above.

Company employees to enter into new, amended employment agreements satisfactory to the Supporting Term Lenders.

4

Governance:

Board of Directors:

Board Size: At Closing, the board of directors shall consist of 7 directors, including the CEO, 5 directors that shall constitute independent directors under SEC rules and NYSE listing rules (irrespective of whether the Company is listed on any exchange) and one director who may or may not be independent.

Initial Appointment Right: Supporting Term Lenders to appoint new Board of Directors according to the following thresholds based on pro forma equity ownership at Closing: 2 seats if over 25% and 1 seat if between 10-25%, such that each of Goldman Sachs and BlueMountain gets 2 seats and each of Platinum and BlackRock gets 1 seat; provided that Platinum shall be entitled to initially appoint at least 1 non-independent director, provided further that the directors appointed by Supporting Term Lenders, other than Platinum, shall be independent under SEC rules and NYSE listing rules (irrespective of whether the Company is listed on any exchange) and shall not be consultant to or employee of such equityholder.

Whitebox shall be entitled to one board observer as long as it maintains at least 85% of its pro-forma equity ownership as of the Closing.

Ongoing Nomination Rights: Ongoing nomination rights for Supporting Term Lenders subject to minimum equity threshold percentages (i.e., 2 seats if over 25% and 1 seat if between 10%-25%), subject to applicable law with respect to director independence, it being understood that future nominees of Supporting Term Lenders (other than Platinum) shall be independent under SEC rules and NYSE listing rules (irrespective of whether the Company is listed on any exchange) and shall not be consultant to or employee of such equityholder. To the extent that Platinum maintains a nomination right as set forth above, one director nominated by Platinum need not be independent under SEC or NYSE listing rules, as applicable. The ongoing nomination rights set forth above shall be transferable as follows: A holder (including a subsequent holder) with the right to nominate one or two directors may transfer that nomination right to a third party in connection with a transfer of its equity of the Company to such third party if, as a result of such transfer of equity, the third party holds at least 10% of the Company’s equity (in the case of transferring the right to nominate a single director) or at least 25% (in the case of transferring the right to nominate two directors), it being understood that the transferring holder will no longer have such nomination right upon completion of the transfer, regardless of the transferring holder’s equity ownership at such time.

Ongoing Observer Rights: Other than with respect to Whitebox’s board observer rights set forth above, Supporting Term Lenders that maintain pro forma equity ownership in excess of 5% shall be entitled to one board observer.

All thresholds above to be based on TSO and pro forma equity holdings of Supporting Term Lenders as of Closing.

Shareholders’ Agreement:

Registration Rights: At Closing, the Company and Supporting Term Lenders shall enter into a shareholders agreement (the “Shareholders’ Agreement,” which shall be the sole shareholders’ agreement amongst such Supporting Term Lenders) containing customary terms for similar transactions, including providing provisions for the benefit of the Supporting Term Lenders with respect to the following:

Secondary Demand Registration Rights (up to 2 in any 365-day period)

Cutback on primary sales to the extent advised by underwriters that the offering could not accommodate both primary and secondary offerings

Customary piggyback rights in connection with both primary and secondary offerings, subject to customary cutbacks

Transactions with Affiliates.

Governance documents to require all transactions with affiliates (including any transactions with a party (or affiliate of a party) that has a board seat nomination right or is holder of more than 15% of the common equity of the Company) in excess of $40 million be at arms’ length terms, and approved by a majority of the disinterested directors, subject to customary exceptions to be mutually agreed.

Tag Along Rights.

During a period when the Company (i) does not have a class of securities registered under Section 12 of the Securities Exchange Act and (ii) is not listed on any over-the-counter market or national securities exchange, in the event of a transfer by one or more parties to the stockholder agreement (the “Tag Parties”) to an unaffiliated person or “group” of unaffiliated persons that constitutes more than 50% of the then-outstanding common shares, each other holder party to the Shareholders’ Agreement shall have “tag-along” rights to participate, on a pro rata basis (based on its respective ownership of the common shares held by all such stockholders) in such sale on the same terms, and subject to the same conditions as the initiating selling stockholder(s) (provided, that no tagging stockholder shall be required to agree to any restrictive covenants other than confidentiality not otherwise imposed on the Tag Parties), with a corresponding reduction (except to the extent the buyer agrees to purchase additional common shares) in the number of common shares being sold by the Tag Parties to reflect the number of common shares that tagging stockholders elect to sell in such sale.

Drag Along Obligations.

During a period when the Company (i) does not have a class of securities registered under Section 12 of the Securities Exchange Act and (ii) is not listed on any over-the-counter market or national securities exchange, in the event one or more parties to the stockholder agreement receives and accepts an offer from an unaffiliated person or “group” of unaffiliated persons to transfer an amount that constitutes more than 50% of the then-outstanding common shares, each other holder party to the Shareholders’ Agreement shall be subject to customary “drag along” obligations, which shall include an obligation to sell its equity in such transaction on identical terms.

Preemptive Rights:

During a period when the Company (i) does not have a class of securities registered under Section 12 of the Securities Exchange Act and (ii) is not listed on any over-the-counter market or national securities exchange, each shareholder party to the Shareholders’ Agreement to have the right to participate in its pro rata portion (at the same price being offered to other parties) of any new shares of common stock or material debt issued by the Company (subject to customary exceptions).

Information Rights: Customary information, including quarterly and annual financial statements, management discussion & analysis and quarterly conference calls (such rights will be deemed to be satisfied as long as Company remains subject to SEC reporting requirements).

Other:	The Company shall remain a Delaware C- Corporation.

Other private company governance mechanics to be mutually agreed.

Amendments:

Charter / Bylaws: Amendments to Charter and Bylaws to implement the foregoing and to contemplate shareholder written consents so long as Supporting Term Lenders collectively hold more than 50% of total voting power. Further amendments in respect of the foregoing governance matters to require consent of all holders of 10% or more of the common stock (subject to mutually agreed exceptions) and of each holder adversely and disproportionately affected by such amendment.

New Term Facility Term Sheet Summary

Borrower:	Key Energy Services, Inc. (the “Company”)

Guarantors:	Each of the direct and indirect subsidiaries of the Company, subject to exceptions in the existing Term Loan Agreement (the “guarantors”)

Agent:	Cortland Products Corp.

Lenders:	Supporting Term Lenders

Credit Facilities:

$51,214,995.13 (the “Total Facility Amount”) comprised of $30 million of new term loans funded by the Supporting Term Lenders on the Initial Funding Date (the “New Money Term Loans”), $20 million in Exchange Term Loans and $1,214,995.13 of existing term loans (the “Specified Existing Term Loans”); provided that the Specified Existing Term Loans shall not be subject to provisions described under “Maturity”, “Prepayment Premium” and “Prepayments” set forth below.

Use of Proceeds:	Proceeds of the New Money Term Loans shall be applied for capital expenditures, working capital and other general corporate purposes

Initial Funding Date:	The date of the consummation of the Restructuring Transaction

New Money Term Loan Funding:	$7.5 million to be provided by Platinum, with the remainder to be provided by all Supporting Term Lenders (including Platinum) on a pro rata basis

Maturity	The date that is 5.50 years after the initial funding date

Interest Rate

A fixed rate of L+10.25% payable semi-annually, or, until the second anniversary of the Closing Date, a L+12.25% PIK option (exercisable by the Company in its sole discretion) for the New Money Term Loan and Exchange Term Loan

All rates shall be calculated on a 360-day basis

Admin Fee:	To be mutually agreed

Prepayment Premium:

Prepayment premium, payable on the full Total Facility Amount, subject to waiver by two-thirds of holders of the New Term Facility, which shall be owed and payable upon a change of control, merger, sale of all or substantially all assets, acceleration, default, bankruptcy, insolvency, redemption or prepayment (whether mandatory or at the reorganized company’s option)

Prepayment premium is equal to (i) 3%, from the Closing to (but excluding) the first anniversary of Closing, (ii) 2%, on and after the first anniversary of the Closing to (but excluding) the second anniversary of the Closing, (iii) 1%, on and after the second anniversary of the Closing to (but excluding) the third anniversary of the Closing Date and (iv) 0%, on and after the third anniversary of the Closing

Amortization:	None

Prepayments:

Mandatory prepayments (subject to customary exceptions and baskets to be agreed by the parties) from debt issuances (in violation of the credit agreement), excess cash flow, asset sales, tax refunds and other extraordinary receipts and insurance/condemnation proceeds

Collateral:

Perfected first lien security interest on all assets and equity interests of the Company, except ABL collateral on which the New Term Facility will have a perfected second lien security interest, subject to customary permitted liens and exceptions

Financial Covenants:	To be determined

Affirmative Covenants:	Customary and appropriate for transactions of this type to be mutually agreed

Negative Covenants:	Customary and appropriate for transactions of this type to be mutually agreed

Representations Warranties:	Customary and appropriate for transactions of this type to be mutually agreed

Initial Payment:

1% of the New Money Term Loans, payable to the Supporting Term Lenders on a ratable basis in accordance with their commitments in respect of the New Money Term Loans, shall be fully earned and payable on the Initial Funding Date

Other Conditions	Conditioned upon the closing of the exchange transaction

100% amendment/waiver threshold for customary and agreed “sacred” rights (including, without limitation, subordination of liens or claims)

Other conditions to be determined

Choice of Law:	New York

Exhibit B

Transfer Agreement

EXHIBIT B

TRANSFER AGREEMENT

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of [•], 2020 (the “Agreement”), by and among Key Energy Services, Inc., a Delaware corporation, Key Energy Services, LLC, a Texas limited liability company, [TRANSFEROR’S NAME] (“Transferor”), Cortland Products Corp., and certain other Supporting Term Lenders party thereto, and (i) agrees to be bound by the terms and conditions of the Agreement to the extent Transferor was thereby bound, (ii) hereby makes all representations and warranties made therein by all other Supporting Term Lenders (as defined in the Agreement), and (iii) shall be deemed a Supporting Term Lender under the terms of the Agreement, in each case, solely with respect to the Transferred Claims. The Transferee is acquiring the principal amount of the Term Loans from Transferor in the amounts set forth on Schedule 1 hereof (the “Transferred Amount”). All notices and other communications given or made pursuant to the Agreement shall be sent to the Transferee at the address set forth below in the Transferee’s signature below.

Date Executed:

[TRANSFEREE]

By:
Name:
Title:

Address:

Attn:
Fax:
Email: